As filed with the Securities and Exchange Commission on April 4, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

TRANSIT PRO TECH INC.

(Exact name of registrant as specified in its charter)

Delaware	93-1692034
(State or other jurisdiction of incorporation or organization)	(I.R.S. Identification No.)

100 N. Barranca, Street, Suite 460

Covina California 91791

(Address of principal executive offices, including zip code)

(626) 332-5398

(Registrant’s telephone number, including are code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Class A Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company Emerging growth company	☒ ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐.

EXPLANATORY NOTE

Transit Pro Tech Inc. is filing this General Form for Registration of Securities on Form 10 (“this Report”) to register our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, which is expected to be 60 days following the initial filing date, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). We are also a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As such, we may elect to comply with certain reduced public company reporting requirements in future reports that we file with the Securities and Exchange Commission (the “SEC”).

Unless the context requires otherwise, in this Report, the terms “we,” “us,” “our,” the “Company,” “Transit Pro” and the “Registrant” refer to Transit Pro Tech Inc, and its wholly owned subsidiaries, Transit Pro Tech. Limited, a limited liability company registered in Hong Kong, and Shenzhen Guantu Technology Co., Limited, a limited liability company formed in the People’s Republic of China, wholly owned by Transit Pro Tech. Limited. The information on our website is not incorporated by reference into, or a part of, this Report.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements as defined under the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward looking statements, which generally are not historical in nature. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of filing of this registration statement. You should read this registration statement and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

ITEM 1. BUSINESS.

Organizational History

Transit Pro Tech Inc. (“Transit Pro” or the “Company”) was formed by Weihong Du in June 2023 to engage in the business of developing, marketing and distributing leading edge software for the detection of faults and other defects in railroad tracks; the inspection of tunnel walls for stability and providing ancillary monitoring systems related to the safe operation of railroads and vehicles generally.

Since its formation, the Company has engaged individuals to conceptualize, design and develop software products and has filed one provisional patent application. In addition, the Company has attended various conferences and trade shows within and outside the United States where it has met prospective customers with which it has discussed the products and services it can provide.

The Industry

According to Federal Railroad Administration, the United States has the largest rail network in the world. It is estimated that as of the end of 2022, the United States had more than 140,000 miles (225,308 kilometers) of rail lines and that its operators had more than 28,000 locomotives and 1.6 million rail cars. In comparison, according to the Transportation Overview Report of the Ministry of Transport of China, as of the end of 2022, China had 155,000 kilometers of railways in operation, including 42,000 kilometers of high-speed railways; 22,100 railway locomotives, 77,000 railway passenger cars and 997,000 railway freight cars.

Sustained railroad infrastructure investment, adoption of new inspection technologies, the development of better track components, and advances in inspection and maintenance practices have decreased two of the leading causes of accidents: track and equipment failures. Proactive maintenance helps keep rail networks safe, improving service and reliability. Class I railroads’ mainline train accident rate in the United States decreased 48% from 2000 to 2022. Additionally, the equipment-caused accident rate is down 21% since 2000 and 2022 marked the lowest-ever rate of track-related accidents.

According to the Association of American Railroads, from 1980 to 2022, America’s privately owned freight railroads spent about $780 billion — averaging well over $23 billion per year over the past five years — to maintain and improve their networks. That investment amounts to more than $260,000 spent on average annually per mile of freight rail network. Inspections and maintenance of tracks and railbeds account for a significant portion of the amounts expended.

According to the Yanguan Tianxia Data Center, from 2015 to 2021, the Chinese railway repair and maintenance industry increased from USD8.19 billion to USD15.90 billion. In 2022, the Chinese railway repair and maintenance industry was estimated at approximately USD17.40 billion.

Track Inspection

There are a variety of methods used to detect flaws in rails ranging from visual inspections to highly sophisticated methods which rely upon ultrasound, magnetic induction and radiography. The different methods of inspection can be used in a variety of ways, such as a walking stick or hand pushed trolley, which might be used when a small section of track is to be inspected, for example, to follow up on an indication uncovered by a rail car or truck. Specially equipped rail inspection cars and trucks referred to as HiRail trucks are the principal tools used to inspect large volumes of track. Almost all of these trucks exclusively rely upon ultrasonic testing, though some are capable of performing multiple tests. In addition to testing equipment, these trucks are equipped with high-speed computers with advanced specialized software used to analyze the results and detect defects.

There are a number of manufacturers of road/rail inspection trucks and the Company does not intend to directly compete with these firms with respect to the manufacture, production and distribution of inspection vehicles. Generally speaking, the owner of a track owns the results of the tests conducted by a rail truck, whether it owns the truck or has engaged a third party to conduct inspections. Thus, railroad operators can rely upon one party to perform track inspections and another to analyze the results of these inspections to detect flaws. The Company intends to develop more advanced sophisticated software to analyze the results obtained through the various methods of track inspection to improve fault detection. Further, as the industry moves to newer or complimentary methods of detecting faults, the Company intends to seek to develop specialized software to analyze the results of such methods.

Driver Management Systems

In addition to its focus on track maintenance, the railway industry is seeking to develop other modern technological solutions to improve safety in the operation of trains and around railroad tracks and rights of way. For example, railroads have partnered with Waze Mobile Ltd to develop a safety feature that alerts app users to upcoming grade crossings and developed smart crossings that know how fast a train is approaching and can alert pedestrians and vehicles. Thanks to efforts like these, collisions and incidents involving pedestrians, vehicles and trains have declined in recent years. Further, there are efforts to develop systems to monitor engineers when driving a train to ensure they remain focused. In addition to developing rail flaw detection software, the Company intends to participate in the development of software related to ancillary methods of improving rail performance and decreasing accidents. In particular, the Company intends to develop intelligent video analysis tools to assess a driver’s ability to focus in real time and alert someone at control center if a driver is sleepy, inattentive or otherwise distracted. Such products may also be used in automobiles, trucks and other vehicles, including airplanes.

Business Objectives

Our primary goal is to develop a reputation as a developer of leading-edge software for the detection of railroad track faults. This will require that we build upon the knowledge base developed by Mr. Du to develop and then constantly upgrade our software to ensure that it is compatible with the measurements obtained by current and newly developed hardware. In addition, we must seek to uncover new ways to analyze the information obtained through various methods of inspections to provide customers with more sophisticated information to enable them to more effectively monitor their rail lines.

We believe the knowledge base of Mr. Du and other members of our management provides us with a sound basis upon which to develop new software for the detection of rail faults and initially we will rely upon experienced software engineers in both the United States and China to develop our systems. By maintaining our headquarters in the United States, we will have personnel readily available to meet with prospective customers to discuss their needs and coordinate our efforts to provide the information they are seeking. We believe that by combining the efforts of experienced software engineers in China and the efforts of our US personnel, we will be able to promptly respond to changes in the industry.

Sales and Marketing

Our approach to sales and marketing can be best understood through the concept of customer alignment. The railroad industries in most countries are dominated by a small number of large governmental and private operators. Further, the markets for rail monitoring equipment are generally dominated by a few large manufacturers. We will directly approach both rail operators and equipment manufacturers to determine what they believe are the current opportunities to improve the information obtained through leading fault detection equipment and design analytical software to provide such data. Successful positioning requires that we earn a reputation as a preferred software supplier by delivering sophisticated analyses with results rail operators can rely upon to reduce accidents from track failures.

Our marketing strategy involves developing long-term working relationships with customers. These relationships enable us to develop barriers to entry to competitors by establishing and maintaining advanced quality approvals, certifications and tooling investments that are difficult and expensive to duplicate.

Although our focus will be on markets outside of China, we do not intend to abandon the Chinese railway market. For that reason, much of our intellectual property will be owned by a Hong Kong entity to ensure that it will be accepted for use in mainland China. In addition, we have entered into a license agreement with Shenzhen Beyebe Internet Technology Co. Limited (“Beyebe”), a distributor of over 1,000 products in China, granting it the right to use and distribute within China hardware and software incorporating our intellectual property, for agreed upon fees.

Intellectual Property

Although certain of the software applications and pioneering methods we develop in the future will be eligible for patent and trademark protection, the costs of maintaining and enforcing such intellectual property rights may not afford us a competitive advantage. Nevertheless, we will seek to obtain patents on certain of our software applications and to also rely on maintaining the secrecy of our proprietary information to obtain a competitive advantage. Earlier this year we filed a provisional patent application for Systems and Methods for Intelligent Fault-in-Rail Analysis. A second provisional application related to the monitoring of drivers to avoid accidents is in process and will be filed shortly.

Competition

The markets for sophisticated software for the detection of rail faults and the development of driver, passenger and other ancillary safety systems are highly competitive and characterized by rapid change. In the United States we will be competing against large well capitalized companies with extensive experience and relationships within the railroad industry, including well known software companies. In addition, there are few barriers to entry with respect to the development of analytical software systems, including those which rely upon AI, and given the enormity of the railroad industries, these markets continually attract new competitors. The success of our software will be contingent upon our ability to provide superior solutions and a strong value proposition for all potential customers.

Many existing competitors are well-established, enjoy greater resources or other strategic advantages and are more familiar with the rail fault detection industry in the US than are we. With the introduction of new technologies and market entrants, we expect the competitive environment to be and remain intense. Many of our current competitors enjoy greater resources, recognition, deeper customer relationships, larger existing customer bases, and more mature intellectual property portfolios than we do currently.

In the field of track inspection, our competitors include the American company Sperry Rail Service which produces and sells rail flaw detection vehicles and provides inspection services. More than 70% of railways in North America and Mexico are served by Sperry. Additional US competitors include RailPros, Railworjks American, Track and Applied Technical Services In addition to our US based competitors, we will face competition from such international companies as Hexagon AB, based in the UK, Avigilon, a Canadian subsidiary of Motorola Solutions, Streamax Technology Co., Ltd. and Zhengzhou Thinkfreely Hi-Tech Co., Ltd. Chinese public companies that focus on driver monitoring, and Hunan Infopass Information Technology Co., Ltd. a high-tech enterprise focusing on machine vision, edge computing, and artificial intelligence products which is engaged in rail transit and highways safety,

Government Regulations

The operation and maintenance of railroads are subject to extensive regulation in every country. In the United States, the leading regulator is the Federal Railroad Administration, a division of the US Department of Transportation. With respect to track maintenance and fault detection, there are regulations that govern how often tracks must be inspected and the methods (for example, direct viewing, ultrasound, radiography and magnetic induction) which may be used. Although our operations may not be directly subject to such regulations, we will have to design our software and other products to ensure that when a customer uses one of our solutions, they will be in compliance with all applicable regulations.

In addition to regulations pertaining to participants in the railway industry, we will be subject to regulations pertaining to the use of any software we develop. Governments have adopted various regulations regarding the security of information technology, in particular as it pertains to the privacy of personal data. Nevertheless, railroads are a part of the critical infrastructure in many countries and the governments in such countries have or should be expected to adopt regulations with respect to the need to maintain the security of information which could be used to sabotage railroads. Further, the condition of railways, the likelihood of an accident and an owner’s response to potential flaws, are highly confidential proprietary information. Our customers will need to know that any information developed with respect to their systems will not be accessible or given to third parties.

We also will be subject to numerous regulations applicable to businesses generally, including regulations relating to working conditions, employee compensation and the maintenance of welfare plans.

Properties

We currently maintain an office at 100N Barranca Street, Suite 460, West Covina, CA 91791 at a cost of $3,985 per month pursuant to a lease which terminates on June 30, 2024. Many of our employees operate remotely and we do not envision having to devote a significant amount of resources to providing offices to our personnel.

Employees

As of March 1, 2024, we had 10 employees devoting full-time services to the Company. Of these, five are engaged in research and development, three are in management, and two are in finance. We believe that our relationships with our employees and consultants are good.

ITEM 1A. RISK FACTORS.

Investing in or maintaining an investment in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information in this registration statement before deciding to invest in our securities. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline, and you may lose all or part of your investment. You should consider our business and prospects in light of the challenges we face, including the ones discussed in this section.

Risks Related to Our Operations

We have a limited operating history on which to judge our performance and assess our prospects for future success.

We were formed on June 1st, 2023, and have a limited operating history on which to evaluate our prospects. We have not generated any revenues and anticipate that we will not generate significant revenues in the immediate future. The amounts of future losses we will incur and when, if ever, we will achieve profitability and positive cash flow from operations are uncertain.

Our registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in their audit report.

Because we have yet to generate any revenues, have incurred operating losses to date, have limited resources and expect to continue to incur losses for the immediate future, our registered public accounting firm in its audit report expressed substantial doubt about our ability to continue as a going concern. Our continued operation is dependent on our ability to raise sufficient funds to finance our activities. until such time, if ever, we begin to generate positive cash flow. Our financial statements do not include any adjustments that might result from the uncertainty about our ability to continue its business.

We expect losses in the future because we have no revenue.

We are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with our operations. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We will need to secure financing in the future and our ability to secure future financing is uncertain.

We lack the capital necessary to conduct our operations and will need to secure financing to achieve our business plan. We may seek funding through public or private financings, collaborative arrangements, debt or other arrangements with third parties. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more segments of our business operations or curtail our business operations in their entirety. The issuance of equity may result in dilution to the holders of our outstanding shares of capital stock. Debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

●	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

We are highly leveraged and we may need additional financing.

We have funded our operations to date through loans from a related party, Beyebe AI Technology Inc. a California corporation (“Beyebe AI”) which is a subsidiary of Beyebe and thus, controlled by Mr. Du. Consequently, as December 31, 2023, we had notes outstanding in the aggregate amount of $321,252 and the amount of our indebtedness has increased from such date. Although Beyebe AI has indicated that it will provide loans of up to $1,000,000, there is no guarantee that it will do so or that it or any other related party will provide funds in excess of such amount if needed to continue operations.

If we are not able to pay or refinance the outstanding principal and accrued interest on our loans when due, our operations may be materially and adversely affected. We may need to offer the holders of our debt increases in the rates of interest they receive or otherwise compensate them through payments of cash or issuances of our equity securities or securities convertible into our equity or modification of our loan agreements to provide additional compensation. Future financings or re-financings may involve the issuance of additional debt, equity and securities convertible into or exercisable for our equity securities. If we are unable to consummate such financings or re-financings, our operations may be adversely affected and the trading price of our common stock could be adversely affected and the terms of such financings may adversely affect the interests of our existing stockholders. Any failure to obtain additional working capital when required would have a material adverse impact on our business and financial condition and may result in a decline in the price of our common stock. If we are not able to fund ongoing losses through funds provided by third parties or our stockholders, we may become insolvent and cease operations.

We are subject to the risks frequently experienced by early-stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early-stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

●	establish and maintain markets for our services and products;

●	identify, attract, retain and motivate qualified personnel;

●	continue to develop and upgrade our technologies to keep pace with changes in technology and regulations in the track maintenance industry;

●	develop strategic relationships and partnerships;

●	develop a positive reputation, attract customers and build trust with customers;

●	scale up to larger operations on a consistent basis; and

●	sufficiently fund the capital expenditures required to scale up from small initial operations to larger operations.

We have engaged in limited product development activities and our product development efforts may not result in commercial products.

We have only recently begun to develop the software comprising our products and have not yet completed the development of any product or attracted any customers. Further, we have not determined how we will charge clients for our products and may charge clients under various business models, for example, by charging a subscription for our software as a service, subscription and license based revenue mode There is no assurance that any of the products we develop will gain market acceptance. We cannot guarantee we will be able to produce commercially successful products or develop a pricing model which we be acceptable to our customers and enable us to operate profitably.

We expect our business model to continue to evolve.

Our industry is characterized by experimentation and frequent introductions of new products and services. We expect the services and products associated with our products to continue to rapidly evolve. Thus, in order to stay current with the industry, we will need to modify our products to remain relevant. We cannot offer any assurance that modifications we make to our products or business model will be successful or will not harm our business. If the changes we make are not successful, or if we fail to make appropriate changes, it would have a material adverse effect on our business, prospects or operations and potentially on our ability to continue as a going concern.

We face intense and increasing competition, which could adversely affect our business, financial condition and results of operations.

The market in which we will compete is intensely competitive and characterized by rapid changes in technology, client expectations, industry standards, and frequent and improvements to existing products. We expect competition to increase as other established or emerging companies enter the markets for software for the detection of rail faults and the development of driver, passenger and other ancillary safety systems. In the US, many of our competitors have a long history in fault detection and established relationships with prospective clients and diverse product and service offerings. If we are unable to anticipate or effectively react to these challenges, our competitive position could weaken, and we could fail to achieve sufficient revenue to achieve our business goals which could materially and adversely affect our business, financial condition and results of operations.

If we are not able to effectively keep pace with technological developments that are attractive to our clients, our business, results of operations and financial condition could be adversely affected.

We will seek to design software that will analyze data obtained through various methods of inspecting railways. We will need to continually modify and enhance our products to keep pace with technological advancements. There can be no assurance that we will be able to do so, which could cause our products to fail to achieve market acceptance.

If we fail to effectively manage our growth, we may be unable to execute our business plan or adequately address competitive challenges and our business, financial condition and results of operations would be harmed.

Our success depends on our ability to generate revenues achieve profitable operations and thereafter effectively manage the growth of our business, which will require that we develop our administrative, operational, financial and management systems and controls. Achieving profitability and managing our growth will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to manage our expected growth, the quality of our products, our relationships with our clients and ability to compete could suffer.

Dependence on Key Existing and Future Personnel.

Our success depends, to a large degree, upon the efforts and abilities of Weihong Du our principal stockholder, Chairman and Chief Executive Officer. The loss of the services of Mr. Du or one or more of our key employees could have a material adverse effect on our operations. In addition, to achieve our business goals, we will need to recruit and retain additional management, financial personnel, key employees and consulting service providers in virtually all phases of our operations including members of our board of directors. Key employees and consultants will require a strong background in our industry. We cannot assure that we will be able to successfully attract and retain key personnel.

Our success depends on our ability to attract and retain key technical, management and sales personnel while supporting the onboarding and career development of our team members.

Our ability to successfully execute on our business plan depends on the contribution of our senior management team as well as other key talent including creative product and software design, engineering and development personnel, management and sales personnel. The inability to retain personnel once hired we result in experience inefficiencies or a lack of business continuity due to employee turnover and new team members’ lack of historical knowledge and lack of familiarity with the design and development of our products. We may also experience additional costs as new employees learn their roles and gain necessary experience, in addition to the cost of hiring new individuals. If we were to lose the services of members of our senior management team or other key talent, our ability to successfully implement our business strategy, financial plans, product development, marketing and other objectives could be significantly impaired. In addition, if we are unable to attract and retain qualified key talent, we may not be able to effectively and efficiently manage our business and execute our business plan.

Our key executive does not devote his full business time to our operations.

Our Chairman and Chief Executive Officer, Mr. Weihong Du, is also involved with Shenzhen Beyebe Internet Technology Co., Ltd., and does not devote all of his working time to our business. If Mr. Du does not devote sufficient time to our business, our operations could suffer, which would have an adverse material impact on our financial position and operational results.

The other businesses engaged in by Mr. Du could be deemed competitive with aspects of our business. Should such other business prove more successful than ours, Mr. Du could choose to focus his attention on such business which could cause him to fail to devote sufficient attention to our business and our operations could suffer and our financial conditions and results of operations may be materially and adversely affected.

Our principal stockholder is not familiar with American business practices.

Mr. Du, our principal stockholder, Chairman and Chief Executive Officer, is a citizen of the PRC and an active entrepreneur in China. Mr. Du lacks experience with American business practices and is heavily influenced by his background in the PRC. Mr. Du’s motivation for forming our Company and causing it to become a U.S. publicly-traded company may differ from those of American entrepreneurs and his values may cause him to operate the business differently than would an American entrepreneur which could have a material adverse effect on our results of operations, financial condition and cash flows.

Ownership of our common stock is highly concentrated, holders of our Class B Common Stock have preferential voting rights and the holders of all of our Class B Common Stock have given Mr. Du the right to vote their shares. Your interests may conflict with the interests of our Mr. Du and the holders of our Class B Common Stock.

Mr. Du owns 26.2 % of our outstanding shares of Class B Common Stock. Moreover, the holders of all of our shares of Class B Common Stock have granted a proxy in favor of Mr. Du to vote their shares. Holders of our Class A Common Stock and Class B Common Stock vote together with respect to most matters to be voted upon by holders of our Common Stock with the holders of Class B Common Stock being entitled to twenty votes per share. Consequently, the holders of our Class B Common Stock and, in particular, Mr. Du as a result of the proxies granted to him, have the ability to control the outcome of corporate actions, including those requiring stockholder approval and the terms on which we complete transactions with their affiliates. The interests of Mr. Du and the other Class B stockholders may be different from the interests of other stockholders on these and other matters. This concentration of ownership and voting rights could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Conflict of Interests

We do not intend to devote significant resources to distributing out products within China. We have entered into a License Agreement with Beyebe allowing it to distribute the products we develop. There is substantial overlap between the shareholders of Beyebe and the holders of our Class B Common Stock. There is no guarantee that the terms of such agreement are comparable to those we would obtain if we were to enter into such an agreement with a third party. The License Agreement with Beyebe’s permits it to distribute our products only within China and we anticipate that Beyebe will not operate outside of China and will not attempt to offer our products outside of China. Nevertheless, there is no guarantee that Beyebe will not compete with us outside of China. If it were to do so, our operations could suffer and our financial conditions and results of operations may be materially and adversely affected and the price of our common stock could decline.

The PRC government has significant oversight and discretion over the conduct of business operations in China and may intervene with or influence our operations.

We intend to engage individuals in China to perform various tasks, such as the design and coding of the software comprising our products. Moreover, we have granted a third party a license to distribute our products in China. The PRC government has significant oversight and discretion over the conduct of business operations in China and, to the extent we conduct business in China, may intervene or influence our operations at any time, which could adversely impact our operations. Further, intellectual property rights in China are not as fully developed or enforced as in other countries. To the extent engineers employed by us in China develop concepts, ideas and software of value to us, there is no guarantee that businesses in China might not seek to obtain such intellectual property and enter into competition with us within or outside China or that the PRC government might not use our intellectual property on state own railways without compensating us.

Our ability to collect any royalties due from Beyebe may be adversely impacted by its ability to collect its receivables and China’s monetary controls.

Many of the potential users of our clients in China are government entities or state owned enterprises. It is sometimes difficult to collect amounts due from such entities in full or in a timely manner. If Beyebe were unable to collect its receivables, it could adversely impact our ability to collect amounts due from Beyebe. Further, the PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies outside the PRC. Therefore, Beyebe may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of amounts due to us as royalties or for any other purpose. If we are unable to collect amounts due from Beyebe, our operations could suffer and our financial conditions and results of operations may be materially and adversely affected and the price of our common stock could decline.

Our success depends on the success of third-party providers of the hardware used to inspect railway tracks and failures of these systems may adversely affect our business, results of operations and financial condition.

Our software will be designed to analyze the results of inspections performed on railways by others using their hardware. The success of our systems will be affected by a number of factors which are beyond our control, including the quality of the information provided by these systems. Any failure by a third party to obtain sufficiently comprehensive information and to provide such information to us in a format which can be properly analyzed could affect the quality of the information we provide to our clients. There can be no assurance that these third-party providers of inspection services will perform in a manner acceptable to us or their clients and our clients may attribute such failures to our software, leading to doubts about the efficiency or reliability of our products, which could have an adverse effect on our reputation and financial condition.

Any actual or perceived failure of our systems to block malware or prevent failures or security breaches or other cybersecurity incidents could harm our reputation, cause our products to be perceived as insecure, underperforming or unreliable, impeding our efforts to attract and retain clients and otherwise negatively impact our business, results of operations and financial condition.

We will likely communicate with our clients through the internet. Consequently, our systems and data on our systems may be vulnerable to attacks from malicious third parties or breaches due to human error, malfeasance, or other cybersecurity incidents that could result in unauthorized access to our internal systems, networks and data. This may include computer malware, viruses, ransomware and other malicious software, computer hacking, fraudulent use, social engineering (including phishing attacks), data privacy breaches by employees, insiders or others with authorized access, and other attempts to gain unauthorized access to our information systems and data. Cybersecurity incidents have become more prevalent. Certain kinds of viruses or malware can corrupt basic functionalities of device operating systems to allow hackers to access our clients’ information including the results of our analysis of information regarding their railways. Additionally, we use certain third-party service providers to store and process data on our behalf, and they face a variety of security risks. Our security measures or those of our third-party service providers could fail or we could suffer data loss or unauthorized access to, the systems or networks used in our business.

Any of the foregoing cybersecurity incidents or a perception on the part of prospective clients that our systems are unsecure, underperforming or unreliable, whether or not accurate, could result in a loss of existing or potential clients; harm to our financial condition and results of operations; expenditure of significant financial resources in efforts to address and eliminate vulnerabilities and to address any applicable legal or contractual obligations relating to any actual or perceived security breach or other cybersecurity incident; negative publicity and damage to our reputation and brand; and legal claims and demands. We have incurred and expect to incur significant expenses in an effort to prevent security breaches and other cybersecurity incidents The continuing threat of cyberattacks has resulted in increased regulatory focus on prevention, and to the extent we face increased regulatory requirements, we may be required to expend significant additional resources to meet such requirements. In addition, our liability insurance might not be sufficient in type or amount to cover us against claims related to cybersecurity incidents or attacks.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, as a result, current and potential stockholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting. Compliance with Section 404 requires that we strengthen, assess and test our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming and requires significant management attention. We cannot be certain that the measures we undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on the OTC Markets, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Our lack of adequate accounting personnel is a material weakness in our financial reporting.

A company is deemed to have a material weakness in financial reporting when one or more of its internal controls over financial reporting are ineffective. Because we lack sufficient accounting personnel with training and experience in U. S. GAAP, financial reporting and the design and evaluation of internal controls over financial reporting, we have a material weakness which could result in a material misstatement in our financial statements. Any misstatement in our financial statements could cause us to have to restate our financial statements, which would be expensive, time consuming and adversely impact our ability to realize our business plan.

Failure to comply with anti-bribery and anti-corruption laws and similar laws, could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S. Code § 201 and possibly other anti-bribery and anti-corruption laws in countries outside of the United States where we may conduct business activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted to prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We, our agents, representatives, business partners, including Beyebe, and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies, or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of such parties even if we do not explicitly authorize such activities. If Beyebe distributes a significant volume of our products in China, our risks under these laws may increase. Any allegations of violation of the FCPA or other applicable anti-bribery and anti-corruption laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources, significant defense costs and other professional fees.

We are subject to export control, import and sanctions laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.

Under U.S. export control and sanctions laws and regulations, including the U.S. Department of Commerce’s Export Administration Regulations (“EAR”) and various economic and trade sanctions administered by the USDT Office of Foreign Assets Control (“OFAC”), our business activities are subject to various restrictions related to the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons and entities and require authorization for the export of certain encryption items. Although we take precautions to prevent our software and services from being accessed or provided in violation of such laws, we may have previously allowed our software to be downloaded by individuals or entities potentially located in countries or territories subject to U.S. trade embargoes, potentially in violation of U.S. sanctions laws. In addition, various countries regulate the import of certain software and technology and have enacted permitting and licensing requirements that could limit our ability to distribute our software in those countries. If we were to fail to comply with the applicable import or export control laws, economic sanctions or other applicable laws, we could be subject to penalties which could be material to our business, operating results and prospects and could also harm our reputation.

Our business may be materially adversely affected by global geopolitical conditions resulting from the ongoing trade disputes between the US and China.

Trade between the US and China recently experienced disruptions as a result of the impositions of tariffs and restrictions on the exporting and importing of advanced technologies. If tensions between the US and China increase, there is no guarantee that we will be able to offer any of our products for sale in China or allow Beyebe to do so.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks and terrorist acts and the response of the governments in the countries affected by such events, could interfere with our business operations and those of our clients, which could result in lost sales and otherwise adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods and earthquakes (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks (including the recent outbreak of the coronavirus, or COVID-19) or terrorist acts and the response of the governments in the countries affected by such events, could adversely affect our operations and financial performance. Such events could also cause a disruption in travel making it difficult for us to meet with prospective customers, such as has happened as a result of lock-downs in response to COVID-19. In addition, these events could adversely impact the operations of our clients, causing them to delay purchasing our products and services.

Our business may be materially adversely affected by global geopolitical conditions resulting from the ongoing Russia-Ukraine conflict, the Israel-Hamas conflict and terrorist acts such as those occurring in the Middle East.

Global markets are experiencing volatility and disruption as a result of the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the Israel-Hamas conflict and terrorist acts in the Middle East. The invasion of Ukraine by Russia, the Israel-Hamas conflict, attacks on vessels in the Middle east by terrorist organizations and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict, terrorist acts in the Middle East and subsequent sanctions or related actions, could adversely affect our business. The extent and duration of the ongoing conflicts, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this section. If these disruptions or other matters of global concern continue for an extensive period of time, our business may be materially adversely affected.

There is no active trading market for our shares of common stock.

There is no active trading market for our common stock. There can be no assurance that a regular trading market for our securities will develop, or that if one develops, that it will be sustained. The trading price of our securities could be subject to wide fluctuations, in response to announcements by us or others, developments affecting us, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performance of such companies, and may adversely affect the market prices of the securities. Such risks could have an adverse effect on the stock’s future liquidity.

Under our Articles of Incorporation, our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate the board’s control over our company.

Our Board of Directors by resolution may authorize the issuance of up to one million shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance of such shares. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, the Board of Directors’ ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect the market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

The liability of our board of directors is limited.

The corporate law of the State of Delaware limits the liability of our directors and generally provides that directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, subject to certain limited exceptions.

Risks Related to Ownership of Common Stock and Operation as a Public Company.

Neither our Class A Common Stock nor our Class B Common Stock is currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service or exchange and if listed, no market may ever develop for our Class A Common Stock or our Class B Common Stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws. Further, we do not plan to seek to list our Class B Common Stock on the OTC Markets or any other listing or quotation service or exchange

Our Class A Common Stock and Class B Common Stock are currently not quoted on any listing or quotation service or exchange and may not be in the future. No market may ever develop for our common stock, or if developed, may not be sustained. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Markets, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin. Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will incur significant costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act and related SEC regulations have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management and other personnel will need to devote a substantial amount of time and financial resources to comply with these requirements, as well any new requirements implemented by the SEC. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly and could lead to a diversion of management time and attention from revenue generating activities to compliance activities. We are currently unable to estimate these costs with any degree of certainty. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers and more expensive for us to obtain director and officer liability insurance.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 20,000,000 shares of common stock including 19,000,000 shares of Class A common stock and 1,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock. As of the date hereof, we had 1,000,000 shares of Class B common stock outstanding and no shares of Class A common stock or preferred stock have been issued. Accordingly, we may issue up to 19,000,000 shares of Class A common stock and 1,000,000 shares of preferred stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock or preferred stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock. Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our stockholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

The dual class structure of our common stock has the effect of concentrating voting control with certain stockholders, including our executive officers and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our authorized common stock is divided into two series, denominated as “Class A common stock” and “Class B common stock.” Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. The stockholders holding shares of Class B common stock collectively beneficially own shares representing approximately 100% of the voting power of our outstanding capital stock. By virtue of proxies granted to him by the holders of our Class B common stock Weihong Du controls 100% of the voting power of our outstanding capital stock. Because of our dual class structure, we anticipate that, for the foreseeable future, Mr. Du will continue to be able to control all matters submitted to our stockholders for approval, including the election and removal of directors. Mr. Du may vote in a way which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value. The conversion of shares of Class B common stock into shares of Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term, which may primarily include our executive officers and directors.

Provisions of our Certificate of Incorporation and our By-Laws could discourage potential acquisition proposals and could deter or prevent a change in control.

Certain provisions of our Certificate of Incorporation and our By-Laws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company, delaying or preventing changes in control of our management team, board of directors, governance or policy and could limit the price that some investors might be willing to pay for shares of our common stock. These provisions: include the absence of cumulative voting; authorize our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of our Board of Directors; and reflect the dual class structure for our common stock. These provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is in our best interests and that of our stockholders.

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law, which could negatively affect your investment.

In general, Section 203 of the Delaware General Corporation Law (“Section 203”) prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. We elected in our amended and restated certificate of incorporation to not be subject to the provisions of Section 203. This may make us more vulnerable to takeovers that are completed without the approval of our board of directors and/or without giving us the ability to prohibit or delay such takeovers as effectively.

The Company is currently a “controlled company” within the meaning of the rules of the national securities exchanges and, as a result, qualifies for and could rely on, exemptions from certain corporate governance requirements.

Our directors and officers, together with shareholders of Beyebe, currently have beneficial ownership of a majority of the total voting power. As a result, we would be considered a “controlled company” within the meaning of the corporate governance standards of the national securities exchanges and may be exempt from certain stock exchange corporate governance requirements, which include (i) the requirement that a majority of the board consists of independent directors, (ii) the requirement that the Company’s nominating and corporate governance committee consists entirely of independent directors and (iii) the requirement that the Company’s compensation committee consists entirely of independent directors. If we were to elect to be exempt from some or all corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all corporate governance requirements of a national securities exchange.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments, not previously approved. We could be an emerging growth company for up to five (5) years from the date we first consummate a public offering of our shares, although we could lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any June 30, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

 We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

ITEM 2. FINANCIAL INFORMATION.

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Plan of Operation

Business Overview

We were organized by Mr. Weihong Du, our Chairman and President, in June 2023 to engage in the business of developing, marketing and distributing leading edge software for the detection of faults and other defects in railroad tracks; the inspection of tunnel walls for stability and providing ancillary monitoring systems related to the safe operation of railroads. Mr. Du, the principal stockholder, chairman and president of the Company, has engaged in the development of software to assist in the detection of faults and other defects in railroad tracks in China for more than 5 years.

There are a number of well-established companies throughout the world which manufacture and operate HiRail trucks, specially equipped rail inspection cars and trucks, which use a variety of methods such as ultrasound and radiography, to inspect large volumes of rail track to capture data which can be analyzed to detect faults which could result in an accident. We do not intend to compete in the market for the manufacture or operation of HiRail trucks. We will focus our efforts on the development of leading-edge software containing advanced methods of analyzing the data collected by others to detect railroad track faults.

Mr. Du formed our Company for the purpose of marketing our products primarily to railway operators in the United States and other countries outside of China. Since formation, we have organized a subsidiary in Hong Kong named Transit Pro Tech. Ltd. (herein, “HK Transit Pro”), which in turn organized a wholly-owned subsidiary in the People’s Republic of China named Shenzhen Guantu Technology Co., Limited (herein, SGTCL”), hired 10 employees and consultants, including individuals engaged in the development of our software, filed one provisional patent application in the United States related to fault detection analysis, commenced preparation of a second provisional patent application to be filed in the United States with respect to driver safety, participated in academic conferences, marketing events and exhibitions in the United States and entered into a License Agreement with Beyebe wherein we granted Beyebe the right to market and distribute in mainland China products incorporating our technologies.

In addition to intelligent rail flaw detection systems and intelligent driver management systems, our technical team will seek to develop intelligent products focusing on rail transit operation safety and maintenance. The products we intend to develop include Intelligent Overhead Contact Analysis Systems (“IOCSAS”) and Intelligent Tunnel Inspection Systems (“ITIS”). We already have completed the first phase of research and development of IOCSAS and are now working with our strategic customer, the catenary detection vehicle manufacturer, to conduct pilot research and development of the first batch of 30 key phase points. If this test is successful it will be expanded to include 100 key phase points and conduct trial testing for orbital customers. After completion, it is expected to be marketed and applied in 2025; We also completed the first phase of research and development of ITIS. In the first phase, we developed a method to collect data from the interior of a tunnel. Currently, we are in the second phase, analyzing the collected data in light of anticipated railway track construction and use within the tunnel to determine the likelihood of collapse. Application testing is expected to be completed in 2025.

For the immediate future we intend to recruit additional personnel in the United States experienced in the rail maintenance and safety industries, raise capital necessary to expand our operations and continue to promote our rail transit safety solutions by participating in exhibitions and academic conferences in the United States and other international markets, establishing business relationships, and conducting testing and trials in these markets. We expect to attend the annual conference of the 29th Annual AAR(“Association of American Railroads”) Review in the Pueblo, CO, the United States on April 23th and 25th , 2024; on May 29-30, 2024, we will attend the Asian Railway Conference in Bangkok, Thailand, where we have been invited to give a keynote speech; and from September 15th to 18th, 2024, we will participate in the AREMA 2024 Conference & Expo, in in Louisville, Kentucky.

In addition to funds spent on our business activities, during the next twelve months we anticipate incurring costs related to filing of Exchange Act reports and establishing appropriate management systems for a public company, including financial systems.

Results of Operations

Although our financial statements were audited as of September 30, 2023, as we were incorporated on June 1, 2023, the discussion below relates to the seven-month period commencing June 1, 2023, and ending December 31, 2023.

Revenue

We have yet to generate any revenues from operations.

Operating Expenses

During the seven months from inception (June 1, 2023) to December 31, 2023, we incurred general and administrative expenses of $248,526. These expenses included professional fees of $133,000, salaries and consulting fees of $25,082 and other operation expenses of $90,444.

Loss from Operations; Net Loss

Because we generated no revenue and had expenses of $248,526 for the seven months from inception (June 1, 2023) to December 31, 2023, we incurred an operating loss of $248,526 for the period and, as we incurred no income taxes during the period, our net loss was $248,526.

Liquidity and Capital Resources

Upon our formation, we received subscriptions for our shares in the aggregate amount of $10,000 to defray our initial expenses. Our operating expenses to date have been paid with monies borrowed from Beyebe AI, a subsidiary of Beyebe controlled by Mr. Du. On December 31, 2023 (the “Execution Date”), we entered into a Loan Agreement with Beyebe AI wherein it agreed to lend us up to $1,000,000 during the period commencing on the Execution Date of the Loan Agreement and ending on the third anniversary thereof. All amounts borrowed will bear interest at the rate of 7.50% per annum and are payable in full on the third anniversary of the Execution Date. All amounts borrowed and interest accrued thereon are to be repaid on each anniversary of the Execution Date of the Loan Agreement and may immediately be reborrowed up to the $1,000,000 limit. Any amount not paid on its due date will bear additional interest at the rate of 0.1% per day.

We believe we will be able to meet our expenses over the next twelve months with amounts borrowed from Beyebe AI and additional amounts, as necessary, to be loaned by or invested in us by our stockholders, management or other investors. We have no specific plans, understandings or agreements with respect to the raising of such funds, and we may seek to raise the required capital by the issuance of equity or debt securities or by other means. Since we have no such arrangements or plans currently in effect, our inability to raise funds for the consummation of an acquisition may have a severe negative impact on our ability to become a viable company.

As of December 31, 2023, we had cash and equivalents of $104,202, reflecting amounts previously borrowed from Beyebe AI and not yet applied to operating expenses. As of such date, our total liabilities were $358,203, all of which were current liabilities and $321,252 represented amounts borrowed from Beyebe AI. At December 31, 2023, we had a working capital deficit of $248,526, reflecting the fact that during the seven month period from June 1, 2023, to December 31, 2023, we had no revenue and expenses of $248,526. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations as described above.

We anticipate incurring a minimum of $500,000 in expenses over the next twelve months and could incur more significant expenses if necessary to respond to an opportunity to jointly develop or adapt our products to fit the needs of such party. In all likelihood we will remain dependent upon the efforts of Mr. Du and his willingness and that of our principal stockholders to provide the capital necessary to continue our business and fund our cash needs until we generate meaningful revenues or raise capital from third parties. There can be no assurance that we will be able to raise the funds necessary to fund our operations until such time as we are generating positive cash flow or can otherwise fund our operations. If we were to fail to raise the capital necessary to maintain our operations our business would be adversely affected and our common stock would likely become worthless.

Cash Flows

The following is a summary of cash provided by or used in each of the indicated types of activities during the seven month period ended December 31, 2023.

Net cash used in operating activities	$(217,050)
Net cash used in investing activities	$—
Net cash provided by financing activities	$321,252

Cash used in operating activities

Cash used in operating activities was $217,050 for the seven months ended December 31, 2023. The use of cash in our operating activities reflects the fact that we are incurring expenses to develop our business operations and management organization and had no revenues during this period. It is likely that our expenses will increase over the immediate future as we continue to expand our operations.

Cash provided by financing activities

Cash provided by financing activities was $321,252 for the seven months ended December 31, 2023. The net cash provided by financing activities consisted of advances from a related party for paying expenses of the Company. We will remain dependent upon advances from related parties to develop our business until such time as we are generating positive cash flow or can raise debt or equity from third parties.

Contractual Obligations

At December 31, 2023, our significant contractual obligations were the amounts borrowed in the aggregate principal amount of $321,252 to fund our operations, which are payable on Beyebe.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which were prepared in accordance with US GAAP. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern. We have yet to generate revenues, incurred aggregate losses of $248,526 during the seven months ended December 31, 2023, and as of December 31, 2023, had a working capital deficit of $248,526. These factors raise substantial doubt about our ability to continue as a going concern. Our capital requirements will depend on many factors in particular, the speed at which we seek to develop our business, the number of software products we seek to develop and our ability to generate revenues. In all likelihood we will remain dependent upon the efforts of our principal stockholders to provide the capital necessary to continue our business and fund our cash needs until we generate meaningful revenues. There can be no assurance that we will be able to raise the funds necessary to fund our operations until such time as we are generating positive cash flow. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentations

Our financial statements are prepared in accordance with US GAAP and the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”).

Use of Estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates, required by management, include the recoverability of long-lived assets, allowance for doubtful accounts, and the reserve for obsolete and slow-moving inventories. Actual results could differ from those estimates.

Revenue Recognition

The Company follows Accounting Standards Update (“ASU”) 2014-09 (and related amendments subsequently issued in 2016), Revenue from Contracts with Customers (ASC 606). The core principle underlying FASB ASC 606 is that the Company will recognize revenue to represent the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. The Company’s revenue streams are recognized when control of goods and services transfers to a customer.

FASB ASC Topic 606 requires use of a new five-step model to recognize revenue from customer contracts. The five-step model requires the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies each performance obligation.

The Company derives its revenues from product sales and professional service contracts with its customers, with revenues recognized upon delivery of services and products. Persuasive evidence of an arrangement is demonstrated via professional service contracts and invoices; and the service price to the customer is fixed upon acceptance of the professional services contract. The Company recognizes revenue when professional service is rendered to the customer and collectability of payment is reasonably assured. These revenues are recognized at a point in time after all performance obligations are satisfied. Revenue is recognized net of returns and value-added tax charged to customers.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Because we are a private company, ASU 2016-13 will be applied for our fiscal year ending September 30, 2024. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future CFS.

ITEM 3. PROPERTIES.

. We currently maintain an office at 100N Barranca Street Suite 460, West Covina CA 91791 at a cost of $3,985 per month pursuant to a lease which terminates on June 30, 2024. Many of our employees operate remotely and we do not envision having to devote a significant amount of resources to providing offices to our personnel.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information known to us regarding beneficial ownership of our Class A Common Stock and our Class B Common Stock as of the date hereof by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group and (iii) each person known by us to own beneficially more than 5% of our outstanding Class A Common Stock or Class B Common Stock. Except as otherwise indicated, we believe, based on information provided by each of the individuals named in the table below, that such individuals have sole investment and voting power with respect to such shares, subject to community property laws, where applicable, and subject to the proxy granted in favor of Weihong Du, as discussed below.

As of the date hereof we had no outstanding shares of our Class A Common Stock and 1,000,000 outstanding shares of our Class B Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder. In addition, each share of Class B Common Stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value. Each share of Class A Common Stock will have one vote per share and each share of Class B Common Stock will have 20 votes per share. Each holder of Class B Common Stock, other than Mr. Du, has granted to Mr. Du a proxy to vote or otherwise act with respect to the Class B Common Stock with respect to which such holder now or hereafter has voting power until January 10, 2027, or January 10, 2030 if we attain a valuation of $450 million or more by December 2026, subject to earlier termination based upon certain criteria, including the financial performance of the Company, as described in Item. 11 Description of Registrant’s Securities to Be Registered under the caption “Common Stock--Proxy”. Consequently, Mr. Du has voting control over 100% of the shares of Class B Common Stock currently outstanding.

Unless otherwise indicated, the address of each of the officers and directors is c/o Transit Pro Tech, Inc., 100 N. Barranca Street, Suite 460, Covina, California 91791.

	Shares Beneficially Owned
	Class B Common Stock	Class A Common Stock		Class B Common Stock		Class A Common Stock
Name of Beneficial Owner	Shares	Shares(1)		Percentage of Each Class Currently Outstanding
Directors and Named Executive Officers
Weihong Du (2), Chairman and Chief Executive Officer	262,199	262,199	(3)	26.22	%(3)	—
Hong Hu, Director (4)	160,535	160,535		16.05%		—
Li’ou Xie (5), Chief Financial Officer	91,685	91,685	(3)	9.17%		—
Fan Jiang, Vice President	—	—		—		—
All directors and executive officers as a group (4 persons)	514,419	514,419	(5)	51.44%		—

More than 5% Stockholders

Hairong Wang(5)	160,535	160,535		16.05%		—
Feipeng Liang(6)	193,697	193,697		19.40%		—
Cheng Xu(6)	193,697	193,697		19.40%		—
JianHang Xu(6)	193,697	193,697		19.40%		—
Jian Lian(6)	193,697	193,697		19.40%		—
Xingyao Cai (7)	52,849	52,849		5.28%		—
Xiaobo Lu (7)	52,849	52,849		5.28%		—
Yanqun Cai (7)	52,849	52,849		5.28%		—

(1) Each Share of Class B common stock is convertible into one share of Class A common stock. Currently there are no outstanding shares of Class A common stock. The shares of Class A common stock attributed to each shareholder represent shares issuable upon conversion of Class B common stock.

(2) Shares attributed to Mr. Du, our Chief Executive Officer and the Chairman of our Board, are held of record by Kevin Truman La Co. Ltd., a British Virgin Islands company owned and controlled by Mr. Du. Minjian Chu owns 5% of the outstanding equity of Kevin Truman La Co. Ltd. and is not an officer or director of Kevin Truman La Co. Ltd.

(3) Does not reflect voting power owned by each stockholder listed in the table. By virtue of the proxy granted to Mr. Du referred to above, he has 100% of the voting power of the outstanding shares of Class B Common Stock and assumes no Class B shares have been converted into Class A shares of common stock.

(4) Shares attributed to Mr. Hu reflect shares beneficially owned by Hairong Wang, the wife of Mr. Hu, as to which he disclaims beneficial ownership. The record owner of the shares beneficially owned by Ms. Wang are held of record by LJX Co., Ltd. a British Virgin Islands company owned and controlled by Ms. Wang.

(5) Shares attributed to Mr. Xie are held of record by Treasure Tree Co., Ltd, a British Virgin Islands company owned and controlled by Mr. Xie.

(6) Shares attributed to each of Feipeng Lang, Cheng Xu, JianHang Xu and Jian Lian are held of record by WeLink Co. Ltd. All of the shares held of record by WeLink are attributed to each individual.

(7) Shares attributed to each of Xingyao Cai, Xiabo Lu and Yanqun Cai are held of record by Luluxing Invest Co. Ltd. All of the shares held of record by Luluxing are attributed to each individual.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The name, age, position and a description of the business experience of each of our executive officers and directors is provided below. There is no family relationship between or among the executive officers and directors. Our directors are appointed to hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our officers are appointed by our board of directors and hold office until removed by the board, subject to any respective employment agreements.

Name	Age	Positions
Weihong Du	50	Director and Chief Executive Officer

Hong Hu	57	Director

Li’ou Xie	48	Chief Financial Officer

Fan Jiang	55	Vice President

Weihong Du	Director and Chief Executive Officer

As the founder, chairman, and Chief Executive Officer of Transit Pro since our inception, Mr. Du has been instrumental in shaping the strategic vision of the company. His extensive work experience includes directorial and managerial roles at organizations both in the U.S. and internationally. Between 2000 and 2003, Mr. Du served the Technical Director at the Roche Group in Hong Kong, a pharmaceutical company, where he spearheaded the technology division. He also served as the Vice President of Technology at Noah's Ark Education Group, an educational service provider, from 2004 to 2006, and then at Lystar Ticketing Group from 2006 to 2008 in a similar capacity. Subsequently, Mr. Du has been leading Shenzhen Beyebe Internet Technology Co. Limited. as its Chairman and General Manager. He holds a master’s degree in business administration (MBA) from the University of Wales.

Hong Hu	Director

As a board director, Mr. Hu joined Transit Pro in June 2023. Before that, from April 2019 until [insert end date], he served as the CEO of Shenzhen Guangming Group a dairy and biopharmaceuticals company. From May 2017 to April 2019, he was the Vice General Manager of OCT North Group, a publicly listed Chinese company primarily operates in the tourism, entertainment, and real estate industries (Trading code: SZ00069). From 2002 to May 2017, he progressed through roles such as General Manager and Regional Manager, culminating as the CEO of the Northwestern region of Gemdale Group, a real estate developer based in China (Trading code: SH600383). He holds an MBA from the University of Wales.

Li’ ou Xie	Chief Financial Officer

Mr. Xie serves as Chief Financial Officer since January 2024 and is responsible for all financial functions. His extensive background encompasses corporate financial management, tax management, and strategic planning. From 1999 to 2002, he led the finance department at Huizhou Macat Maqi Motorcycle Group. From 2002 to 2006, he served as the finance manager at Shenzhen Shengmingxing Investment & Industry Co., Ltd. Between 2007 and 2008, he served as the Chief Financial Officer at Lystar Ticketing Group. Since 2009, he has been the Chief Financial Officer at Shenzhen Beyebe Internet Technology Co., Limited. Mr. Xie graduated from Sun Yat-sen University majoring in Finance.

Fan Jiang	Vice President

Dr. Jiang joined Transit Pro in June 2023. He serves as Vice President of our company and is responsible for business development in the US market. He has been a professor at Bloomsburg University of Pennsylvania since 2013. Dr. Jiang has been recognized for his extensive research on battlefield communication systems and software-defined radio, with his work presented at Princeton University. He earned his Bachelor's degree in Automatic Control Systems from Central South University in 1989, followed by a Master's degree in Electrical Engineering in 2001 and a Ph.D. in Electrical Engineering and Mathematics in 2006, both from the University of Nebraska - Lincoln.

Board Composition; Committees

We currently have two directors on our Board of Directors and are in the process of recruiting additional individuals to become members of our Board of Directors. Once we add a sufficient number of additional directors, the Board will establish various committees, adopt appropriate charters governing the responsibilities of each committee and appoint directors to the committees. Until such time, the functions to be delegated to committees will be carried out by the Board of Directors.

Both of our current directors are significant stockholders of our Company and as a result of proxies granted to him by all of the holders of our Class B common stock, Mr. Du currently has the right to determine all issues put before our stockholders. Inasmuch as both of our directors exercise executive level policy making functions for our Company, neither is considered to be an independent director.

26

ITEM 6. EXECUTIVE COMPENSATION.

Employment Agreements; Stock Options

We have entered into Employment Agreements with each of Weihong Du, Li’ou Xie and Fan Jiang.

Mr. Du’s Employment Agreement, dated July 1, 2023, provides for an annual salary of $60,000, subject to applicable withholding requirements, payable semi-monthly. Further, the Agreement provides that Mr. Du will be entitled to vacation and personal leave in accordance with such policies as are adopted by the Company and will have the right to participate in such benefit plans, including health insurance, disability insurance, life insurance and pension plans, as may be adopted by the Company. The Agreement contains customary confidentiality provisions with respect to the proprietary information of the Company which survive for a period of two years after termination of the Agreement. Mr. Du’s agreement is at-will and terminable by the Company at any time without cause. not have any employment agreements or other form of compensation agreement with any of our officers or directors. All of our officers and directors are currently serving without compensation. We will enter into compensation with our key employees at such time as our board of deems appropriate.

Li’ou Xie entered into a labor contract with our indirect wholly-owned subsidiary, Shenzhen Guantu Technology Co., Limited, on January 1, 2024. Pursuant to the terms of the labor contract, Mr. Xie serves as the financial manager for a term of three years, concluding on December 31, 2026, subject to certain termination conditions and exceptions provided under PRC law. Mr. Xie is entitled to receive a fixed base salary of RMB49,200 (approximately $6,818) per month, along with a performance bonus. Additionally, Mr. Xie has the right to participate in any benefit plans required by PRC laws.

Fan Jiang and the Company entered into a “Temporary Employment Agreement effective July 1, 2023. Mr. Jiang is employed on an hourly basis and his agreement provides for compensation at the rate of $60.00 per hour, to be paid within two weeks of the performance of services. The Agreement does not provide any compensation for vacation or personal leave and does not grant Mr. Jiang the right to participate in any benefit plans. The Company is not obligated to use the services of Mr. Jiang for any minimum period of time.

During the period from July 1, 2023, through December 31, 2023, the Company accrued $15,000 in favor of Mr. Du and $5,790 in favor of Mr. Jiang for services rendered.

There are no outstanding no stock options, warrants, convertible notes or other instruments exercisable for or convertible into our common or preferred stock.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Related Party Transactions

Since the organization of the Company in June 2023, the Company has not entered into any transaction with any related party where the amount involved was in excess of $120,000 except for the Loan Agreement with Beyebe AI and the License and Supply Agreement between the Company and Beyebe, both entities controlled by Mr. Du.

Pursuant to the Loan Agreement, entered into in December 2023, Beyebe AI has agreed to lend us up to $1,000,000 during the period commencing on the Execution Date of the Loan Agreement and ending on the third anniversary thereof. All amounts borrowed will bear interest at the rate of 7.50% per annum and are payable in full on the third anniversary of the Execution Date. All amounts borrowed and interest accrued thereon are to be repaid on each anniversary of the Execution Date of the Loan Agreement and may immediately be reborrowed up to the $1,000,000 limit. Any amount not paid on its due date will bear additional interest at the rate of 0.1% per day.

Pursuant to the License and Supply Agreement, entered into in January 2024, the Company has granted to Beyebe the right to use and grant others a sublicense to use Company’s Licensed Intellectual Property, as such term is defined in the License Agreement, and to use and sell the Company’s Licensed Products, as defined in the License Agreement, within mainland China. In consideration of the rights granted in the License Agreement, Beyebe is to pay (i) no later than January 15 of each calendar year commencing 2025, a fixed license fee. The amount of the fixed fee is US$300,000 for the year ending December 31, 2024, and for each year thereafter will be such amount as is agreed upon by the parties. And (ii) a royalty equal to 15% of the revenue generated by Beyebe from the distribution of the Licensed Products and Licensed Intellectual Property. The License Agreement has a term which expires on December 31, 2040.

In addition to the above, each of Mr. Du, Ms. Hairong Wang, the spouse of Mr. Hu, and Mr. Li’ou Xie, have subscribed for Class B common stock of the Company. Mr. Du, Ms. Wang and Mr. Xie, respectively, acquired 262,199; 160,535 and 91,685 shares of our Class B common stock, in each case, at a price of USD$0.01 per share.

ITEM 8. LEGAL PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no public market for the Company’s Class A common stock or Class B common stock.

Holders

There are currently 11 recordholders of our Class B common stock. Each of the recordholders of our Class B common stock is an entity owned by one or more of individuals formed solely for the purpose of holding our common stock. To our knowledge there are 20 beneficial owners of our Class B common stock.

Dividends

Any decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

ITEM 10. RECENT SALES OF UNREGISTERED EQUITY SECURITIES.

Since our Company’s organization in June 2023, we have sold 1,000,000 shares of our Class B common stock at a purchase price of $0.01 per share for aggregate gross proceeds of $10,000. Each of the eleven subscribers for our shares was an entity formed by one or more individuals to hold their respective shares of Class B common stock.

The offering was exempt under the Securities Act of 1933, as amended, by virtue of the exemptions provided by Regulation D and Regulation S. No directed selling efforts were made within the United States to any US persons other than directors of the Company and each of the other beneficial owners acquiring shares was a citizen of China who acquired his shares outside of the United States. Further, all of the subscribers are accredited investors and agreed to the inscription of an appropriate Securities Act legend on the certificate representing his shares.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

This section provides a summary of the rights of our capital stock. This summary is not complete. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to this Report.

Our authorized capital stock consists of 21,000,000 shares, consisting of (i) 20,000,000 shares of common stock divided into two series consisting of 19,000,000 shares designated as Class A common stock, par value $0.0001 per share, and 1,000,000 shares designated as Class B common stock, par value $0.0001 per share, and (ii) 1,000,000 shares designated as preferred stock, par value $0.0001 per share.

Common Stock

Outstanding Shares - As of the date hereof, we had outstanding no shares of Class A common stock and 1,000,000 shares of Class B common stock. Each share of Class B common tock is convertible into one share of Class A Common Stock at any time at the option of the holder.

Voting Rights - Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or our amended and restated certificate of incorporation. As to all matters acted upon by stockholders of our common stock, holders of Class A common stock shall be entitled to one vote per share and holders of Class B common stock shall be entitled to twenty votes per share. Our certificate of incorporation provides that so long as any shares of Class B common stock are outstanding, we shall not, without the consent of the holders of a majority of the Class B common stock outstanding, voting separately as a class, alter or repeal any provision of our certificate of incorporation if such action would alter or change the powers, preferences or relative, participating, optional or other special rights of Class B common stock. Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of our Class A common stock and Class B common stock, voting together as a single class, will be entitled to elect all of the directors standing for election, if they so choose... Holders of our Class B common stock collectively, currently own shares representing 100% of the voting power of our common stock.

Proxy -All holders of Class B Common Stock, other than a holder controlled by Mr. Weihong Du, our Chief Executive Officer and Chairman, have granted to Mr. Du an irrevocable proxy to vote or otherwise act with respect to the Class B Common Stock with respect to which such holder now or hereafter has voting power until January 10, 2027. Thus, Mr. Du currently controls all actions which may be brought to our stockholders for a vote and can elect all of our directors. The term of the proxy granted by each Class B common stockholder may be terminated prior to January 10, 2027, at the option of the stockholder if (i) the profit (or loss) of the Company for any fiscal year is 30% or more less than (30% greater than in the case of a projected loss) the projected annual profit (or loss) in the budget for such year distributed to the stockholders; (ii) the Company’s cashflow becomes insufficient to support normal operations; (iii) the Company has failed to achieve at least 50% of its annual marketing plan for any fiscal year; (iv) there is a material change to the Company’s core technology and main products; (v) there is a voluntary turnover of 50% or more of the Company’s management team. The term of the proxy granted by each Class B stockholder will be extended to January 10, 2030, if the Company achieves a valuation of $450 million or more in December 2026. Further, in his subscription agreement, each subscriber for Class B common stock agreed that upon sale or transfer, his shares of Class B common stock would automatically be converted into Class A common stock at which time his proxy would terminate.

Conversion; Automatic Conversion - Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each holder of Class B common stock agreed in his subscription agreement that each of his Class B shares will convert automatically into one share of Class A common stock upon any transfer, whether or not for value,

Dividends - Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock shall receive Class A common stock and holders of Class B common stock shall receive Class B common stock.

Liquidation - In the event of our liquidation, dissolution or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences - Except as described above, holders of Class A common stock and Class B common stock have no preemptive, conversion, subscription or other rights (other than the right of a holder of shares of Class B common stock to convert such shares into an equal number of shares of Class A common stock), and there are no redemption or sinking fund provisions applicable to Class A common stock or Class B common stock. The rights, preferences and privileges of the holders of Class A common stock and Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable - All of our outstanding shares of common stock are fully paid and nonassessable.

Options

Currently, there are no options or other instruments outstanding exercisable for or convertible into shares of our capital stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance by resolution of our Board of Directors of up to one million shares of “blank-check” preferred stock in one or more series, the terms of which may be determined at the time of issuance as the Board of Directors may determine, in its sole discretion, without further authorization by our stockholders. These terms could give the holders of the preferred stock the right to vote as a series on particular matters, preferences ass to dividends and upon liquidation, conversion rights, redemption rights and sinking fund provisions. The terms of any series of preferred may not be beneficial to common stockholders, since they may adversely affect the voting power and diminish other rights of holders of our common stock and perpetuate the board’s control over our company, and therefore could reduce the value of such common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Section 203 of the Delaware General Corporation Law

We have chosen not to be governed by Section 203 of the Delaware General Corporation Law (“DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation having more than 2,000 stockholders of record from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

Anti-Takeover Provisions

Summarized in the following paragraphs are provisions in the Delaware General Corporate Law, our Certificate of Incorporation and our bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the voting stock to elect some directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board, our Chief Executive Officer and our President or by a majority of our directors, and must be called by our President, Chief Executive Officer or Secretary at the request in writing of holders of record of a not less than thirty percent of our outstanding capital stock entitled to vote. The requirement that a thirty percent or more of our outstanding capital stock is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, alter or amend our bylaws without stockholder approval.

Removal. Except as otherwise provided, a director may be removed from office with or without cause at any special meeting of stockholders by the affirmative vote of at least a majority of the voting power and outstanding stock entitled to vote.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.

Article IX of our Certificate of Incorporation provides as follows:

To the fullest extent that the DGCL (Delaware General Corporation law), as it exists on the date hereof or hereafter may be amended, permits the limitation or elimination of the liability of directors and officers of the Corporation, a director or an officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such individual as a director or officer except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article shall not adversely affect any right or protection of a director or an officer of the Corporation with respect to events occurring prior to the time of such repeal or modification.

The Corporation, to the full extent permitted by the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

In addition to the elimination of liability of our directors for certain actions and the indemnification provisions in favor of our directors set forth in our certificate of incorporation, our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our by-laws will further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we intend to enter into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required by this Item begin on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(10) Financial Statements and Schedules

The financial statements required to be filed as part of this Registration Statement begin on page F-1.

(b) Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	By-Laws

10.1	Loan Agreement made in December 2023, between the Registrant and Beyebe AI Technology Inc.

10.2	License and Supply Agreement made in January 2024, between the Registrant and Shenzhen Beyebe Internet Technology Co. Limited.

10.3	Employment Contract dated July 1, 2023, between the Registrant and Weihing Du.

10.4	Temporary Employment Agreement dated July 1, 2023, between the Registrant and Jiang Fan.

10.5	Agreement dated January 1, 2024, between Shenzhen Guantu Technology Co., Limited and Li’ou Xie.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Transit Pro Tech Inc.

Date: April 4, 2024	By:	/s/ Weihong Du
Weihong Du
Chief Executive Officer and Director (principal executive officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Transit Pro Tech Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Transit Pro Tech Inc. (a Delaware corporation), and its subsidiary (collectively referred as the “Group”) as of September 30, 2023, the related consolidated statement of operations, consolidated statement of shareholders' deficit, and consolidated statement of cash flows, for the period from establishment date (June 1, 2023) to September 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of September 30, 2023, and the results of its operations and its cash flows, for the period from establishment date (June 1, 2023) to September 30, 2023, in conformity with generally accepted accounting principles in the United States of America.

Emphasis of Matter - Going Concern

The accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Group has continued to incur losses, and it has not yet to generate favorable working capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Basis for Opinion (continued)

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Yu Certified Public Accountant, P.C.

(PCAOB ID: 5910)

We have served as the Company’s auditor since 2023.

New York, New York

January 12, 2024

TRANSIT PRO TECH INC.

CONSOLIDATED BALANCE SHEET

As of September 30, 2023

US$

ASSETS
Current assets
Cash and cash equivalents	7,841
Total current assets	7,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	33,074
Amount due to a related party	116,347
Total current liabilities	149,421
Total liabilities	149,421

Shareholders’ deficit
Common stock- $0.0001 par value, 20,000,000 authorized shares, 1,000,000 issued and outstanding shares	100
Additional paid-in capital	9,900
Subscription receivable	(10,000)
Accumulated deficit	(141,580)
Total deficit	(141,580)
Total liabilities and shareholders’ deficit	7,841

The accompanying notes are an integral part of these consolidated financial statements.

TRANSIT PRO TECH INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

US$

Revenue	—
Cost of revenue	—
Gross profit	—

General and administrative expenses	(141,580)
Total operating expenses	(141,580)

Loss before income taxes	(141,580)
Income taxes expense	—
Net losses	(141,580)

The accompanying notes are an integral part of these consolidated financial statements.

TRANSIT PRO TECH INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

For the period from Establishment Date (June 1, 2023) to September 30, 2023

	Common stock	Paid in capital	Subscription receivable	Accumulated deficit	Total
	US$	US$	US$	US$	US$
Issuance of common stock	100	9,900	(10,000)	—	—
Net losses for the period	—	—	—	(141,580)	(141,580)
As of September 30, 2023	100	9,900	(10,000)	(141,580)	(141,580)

The accompanying notes are an integral part of these consolidated financial statements.

TRANSIT PRO TECH INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

US$

CASH FLOWS FROM OPERATING ACTIVITIES
Net losses	(141,580)

Changes in operating assets and liabilities:
Increase in accrued expenses	33,074
Net cash used from operating activities	(108,506)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in amount due to a related party	116,347
Net cash provided by financing activities	116,347

Net increase in cash and cash equivalents	7,841
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	7,841

Supplemental disclosures of cash flow information:
Tax paid	—
Interest paid	—

The accompanying notes are an integral part of these consolidated financial statements.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

1.	Organization

Transit Pro Tech Inc (the “Company”), was incorporated in the State of Delaware on June 1, 2023. On July 24, 2023, the Company had established a wholly-owned subsidiary, Transit Pro Tech. Limited (the “TPTL”), a limited liability company registered in Hong Kong. The Company and its subsidiary (collectively referred to the “Group”) are engaged in selling hardware and software of Intelligent Driver Management System (“IDMS”), Intelligent Rail Flaw Detection System (“IRFDS”), Intelligent Tunnel Inspection System (“I”) and Intelligent Contact Net Analysis System (“ICBAS”).

The Group is located in United States and Hong Kong and headquartered in West Covina, California. The Group’s revenues are derived primarily from operations in the United States.

The Group is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful of continuous development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

The Group incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of September 30, 2023, of $141,580, as well as expects to incur future additional losses. The Group’s cash level as of September 30, 2023 was $7,841, which was not adequate for operations in the 2023 fiscal year and financing was needed.

These factors raise substantial doubt about the Group’s ability to continue as a going concern for the next twelve months from the date of issuance of these consolidated financial statements. Management’s plan to alleviate the substantial doubt about the Group’s ability to continue as a going concern include attempting to improve its business profitability, its ability to generate sufficient cash flow from its operations to meet its operating needs on a timely basis. The management plan cannot alleviate the substantial doubt of the Group’s ability to continue as a going concern. There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, the Group’s related party would provide financial supports to the Group to fund operations and meet its obligations as they come due within one year from the date these consolidated financial statements are issued.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

1.	Organization (continued)

If the Group does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses or raise more capital or debt as necessary. The Group’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Group’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2.	Summary of significant accounting policies

The significant accounting policies followed by the Group are:

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements are stated in U.S. dollars.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, for which, the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company and its subsidiary are eliminated upon consolidation. Result of its subsidiary are consolidated from the date on which control is transferred to the Company.

As of September 30, 2023, the detail of the Company’s subsidiary is as follows:

	Place of incorporation	Ownership percentage
Transit Pro Tech. Limited (the “TPTL”)	Hong Kong	100%

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

2.	Summary of significant accounting policies (continued)

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of September 30, 2023, cash consists primarily of checking and savings deposits. The Group’s cash balances may exceed those that are federally insured. To the issuance date of such consolidated financial statements, the Group has not recognized any losses caused by uninsured balances.

Restricted Cash

The Group classifies all cash whose use is limited by contractual provisions as restricted cash. As of September 30, 2023, the Group had no restricted cash.

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Group is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority based on the technical merits of the position. Tax positions not deemed to meet a more likely than not threshold would be recorded as a tax expense in the current year.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

2.	Summary of significant accounting policies (continued)

Income taxes (continued)

In accordance with ASC 740, Income Taxes, the Group is required to evaluate whether its tax positions taken or expected to be taken are more likely than not to be sustained upon examination by the taxing authority. As of September 30, 2023, the management of the Group have determined that no provision for income taxes is required for the Group’s consolidated financial statements based on review of the Group’s tax positions for all open years. The Group does not expect that its assessment regarding unrecognized tax benefits will materially change over the next 12 months. However, the Group’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S. federal, U.S. state and foreign tax laws, and changes in the administrative practices and precedents of the relevant taxing authorities.

The Group recognize interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. During the period ended September 30, 2023, and the period from establishment date (June 1, 2023) to December 31, 2021, no interest or penalties related to unrecognized tax benefits was recognized. As of September 30, 2023the Group has no accrued interest or penalties.

Leases

The Group adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Group elected to apply practical expedients permitted under the transition method that allow the Group to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. Under the new lease standard, the Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

2.	Summary of significant accounting policies (continued)

Leases (continued)

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As all of the Group’s leases do not provide an implicit rate, the Group uses elects the risk-free interest rate (US Treasury bill) with similar terms as the discount rate for the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the right-of-use assets and lease liability when it is reasonably certain that the Group will exercise that option.

Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Concentration risks

Financial instruments, that potentially subject the Group to concentrations of credit risk, consist primarily of cash and cash equivalents. The Group invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with major financial institutions.

Subscription receivable

As of September 30,2023, subscriptions receivable represented the commitment from an investor to purchase capital stock of the Group. Since the shares have already been issued, and the amount was not yet received by the Group, this item was recorded as subscriptions receivable on the equity section of the Group’s balance sheet as of September 30,2023.

Recently issued accounting standards

In June 2016, the FASB amended ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was further amended in November 2019 by ASU 2019-09, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As the Group is a private company, ASU 2016-13 will be applied for the fiscal year ending September 30, 2024. The Group is currently evaluating the impact of this new guidance on its consolidated financial statements.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

3.	Accrued expenses

2023
US$

Accrued accountant expenses	25,000
Accrued salary expenses	7,500
Others	574
Total accrued expenses	33,074

4.	Income taxes

No provision of income tax for the period from establishment date (June 1, 2023) to September 30, 2023.

The Group is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Group’s tax years remain open for examination by all tax authorities since inception, remain open to adjustment by the U.S. and state authorities.

5.	Leases

The Group leases office space under a non-cancelable operating lease agreement, which expires in October 2023 and the future lease payment under operating leases as of September 30, 2023 was as follows:

2023
US$

Within 1 year	3,985

Operating lease cost for the period from establishment date (June 1, 2023) to September 30, 2023, was nil, which excluded cost of short-term contracts. Rental expenses related to a short-term lease contract for the period from establishment date (June 1, 2023) to September 30, 2023 was $11,955.

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

6.	Equity

As of September 30, 2023, the Company had 21,000,000 shares of all classes of capital stock, each with a par value of $0.0001 per share, authorized and available to issue for purposes of capital financing, consisting of (a)19,000,000 shares of class A common stock, (b) 1,000,000 shares of class B common stock, (c)1,000,000 shares of Preferred stock.

On June 6, 2023, a shareholder had subscribed 100 shares of the Class B common stock of the Company, at a price of US$0.01 per share, an aggregate of US$1. The amount was received subsequent after the period end date of September 30, 2023, and was recorded as a subscription receivable as of September 30, 2023.

On September 29, 2023, shareholders had subscribed total 999,900 shares of the Class B common stock of the Company, at a price of US$0.01 per share, an aggregate of US$9,999. The amount was received subsequent after the period end date of September 30, 2023, and was recorded as a subscription receivable as of September 30, 2023.

During the period from the establishment date (June 1, 2023) to September 30, 2023, no Common Stock and Preferred Stock were converted.

7.	Related party transactions

On July 1, 2023, the Group and BEYEBE AI Technology Inc (“BEYEBE”), a related party under same shareholder, Weihong Du’s control of the Group, signed an agreement and the BEYEBE was going to pay all operating expenses for the Group until the end of the agreement when the Group will reimburse all payments made on behalf of the Group in a lump sum to BEYEBE.

During the period from the establishment date (June 1, 2023) to September 30, 2023, the related party transaction of the Group is as follows.

US$
Rental expense
- BEYEBE AI Technology Inc.	11,955

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from Establishment Date (June 1, 2023) to September 30, 2023

7.	Related party transactions (continued)

As at September 30, 2023, the balance with a related party is as follows:

US$
Amount due to a related party
- BEYEBE AI Technology Inc.	116,347

8.	Subsequent events

The Group evaluated subsequent events from September 30, 2023, the date of these consolidated financial statements, through January 12, 2024, which represents the date the consolidated financial statements are issued, for events requiring recording or disclosure in the consolidated financial statements for the period from the establishment date (June 1, 2023) to September 30, 2023. The Group concluded that no other events have occurred that would require recognition or disclosure in the consolidated financial statements, except as the events described below.

Receipt of committed capital contributions

From October 1, 2023 through January 12, 2024, the Group had received an aggregate of US$10,000 from the shareholders for the capital contributions which were committed in the share subscription agreements. The amount was recorded in subscriptions receivable in the consolidated financial statements.

Establishment of a wholly-owned subsidiary in China

In December 2023, the TPTL, the wholly-owned subsidiary of the Company, established Shenzhen Guantu Technology Co., Limited in Shenzhen, the People’s Republic of China, as a wholly-owned subsidiary of the Company.

TRANSIT PRO TECH INC.

TRANSIT PRO TECH INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2023

	As of December 31, 2023	As of September
	US$ (Unaudited)	30, 2023 US$

ASSETS
Current assets
Cash and cash equivalents	104,202	7,841
Deposit	5,475	—
Total current assets	109,677	7,841
Total assets	109,677	7,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	36,951	33,074
Amount due to a related party	321,252	116,347
Total current liabilities	358,203	149,421
Total liabilities	358,203	149,421

Shareholders’ deficit
Common stock- $0.0001 par value, 20,000,000 authorized shares, 1,000,000 issued and outstanding shares	100	100
Additional paid-in capital	9,900	9,900
Subscription receivable	(10,000)	(10,000)
Accumulated deficit	(248,526)	(141,580)
Total shareholders’ deficit	(248,526)	(141,580)
Total liabilities and shareholders’ deficit	109,677	7,841

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

TRANSIT PRO TECH INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2023

	For the three months ended December 31, 2023 US$ (Unaudited)	For the period from Establishment Date (June 1, 2023) to September 30, 2023 US$

Revenue	—	—
Cost of revenue	—	—
Gross profit	—	—

General and administrative expenses	(106,946)	(141,580)
Total operating expenses	(106,946)	(141,580)

Loss before income taxes	(106,946)	(141,580)
Income taxes expense	—	—
Net losses	(106,946)	(141,580)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

TRANSIT PRO TECH INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

For the three months ended December 31, 2023

	Common stock	Paid in capital	Subscription receivable	Accumulated deficit	Total
	US$	US$	US$	US$	US$
As of establishment date (June 1, 2023)	—	—	—	—	—
Issuance of common stock	100	9,900	(10,000)	—	—
Net losses for the period	—	—	—	(141,580)	(141,580)
As of September 30, 2023	100	9,900	(10,000)	(141,580)	(141,580)

Net losses for the period	—	—	—	(106,946)	(106,946)
As of December 31, 2023	100	9,900	(10,000)	(248,526)	(248,526)

The accompanying notes are an integral part of these Unaudited Condensed consolidated financial statements.

F-4

TRANSIT PRO TECH INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended December 31, 2023

	For the three months ended December 31, 2023 US$ (Unaudited)	For the period from Establishment Date (June 1, 2023) to September 30, 2023 US$

CASH FLOWS FROM OPERATING ACTIVITIES
Net losses	(106,946)	(141,580)

Changes in operating assets and liabilities:
Increase in deposit	(5,475)	—
Increase in accrued expenses	3,877	33,074
Net cash used from operating activities	(108,544)	(108,506)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in amount due to a related party	204,905	116,347
Net cash provided by financing activities	204,905	116,347

Net increase in cash and cash equivalents	96,361	7,841
Cash and cash equivalents, beginning of period	7,841	—
Cash and cash equivalents, end of period	104,202	7,841

Supplemental disclosures of cash flow information:
Tax paid	—	—
Interest paid	—	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

1.	Organization

Transit Pro Tech Inc (the “Company”), was incorporated in the State of Delaware on June 1, 2023. On July 24, 2023, the Company had established a wholly-owned subsidiary, Transit Pro Tech. Limited (the “TPTL”), a limited liability company registered in Hong Kong. On December 7, 2023, the TPTL had established a wholly-owned subsidiary, Shenzhen Guantu Technology Co., Limited (the “SGTCL”) in Shenzhen, the People’s Republic of China.

The Company and its subsidiaries (collectively referred to the “Group”) are engaged in selling hardware and software of Intelligent Driver Management System (“IDMS”), Intelligent Rail Flaw Detection System (“IRFDS”), Intelligent Tunnel Inspection System (“ITIS”) and Intelligent Overhead Contact System (“IOCS”) Analysis System.

The Group is located in United States and Hong Kong and headquartered in West Covina, California. The Group’s revenues are derived primarily from operations in the United States.

The Group is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful of continuous development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

The Group incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2023, of $248,526, as well as expects to incur future additional losses. The Group’s cash level as of December 31, 2023 was $104,202, which was not adequate for operations in the 2023 fiscal year and financing was needed.

These factors raise substantial doubt about the Group’s ability to continue as a going concern for the next twelve months from the date of issuance of these unaudited condensed consolidated financial statements.

F-6

TRANSIT PRO TECH INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

1.	Organization (continued)

Management’s plan to alleviate the substantial doubt about the Group’s ability to continue as a going concern include attempting to improve its business profitability, its ability to generate sufficient cash flow from its operations to meet its operating needs on a timely basis. The management plan cannot alleviate the substantial doubt of the Group’s ability to continue as a going concern. There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, the Group’s related party would provide financial supports to the Group to fund operations and meet its obligations as they come due within one year from the date these unaudited condensed consolidated financial statements are issued.

If the Group does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses or raise more capital or debt as necessary. The Group’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Group’s unaudited condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

2.	Summary of significant accounting policies

The significant accounting policies followed by the Group are:

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The unaudited condensed consolidated financial statements are stated in U.S. dollars.

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

2.	Summary of significant accounting policies (continued)

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiary, for which, the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company and its subsidiary are eliminated upon consolidation. Result of its subsidiary are Unaudited Condensed consolidated from the date on which control is transferred to the Company.

As of December 31, 2023, the detail of the Company’s subsidiary is as follows:

	Place of incorporation	Ownership percentage
Transit Pro Tech. Limited (the “TPTL”)	Hong Kong	100%
Shenzhen Guantu Technology Co., Limited (the “SGTCL”)	People’s Republic of China	100%

Use of estimates

The preparation of unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value. As of December 31, 2023 and September 30, 2023, cash consists primarily of checking and savings deposits. The Group’s cash balances may exceed those that are federally insured. To the issuance date of such unaudited condensed consolidated financial statements, the Group has not recognized any losses caused by uninsured balances.

Restricted Cash

The Group classifies all cash whose use is limited by contractual provisions as restricted cash. As of December 31, 2023 and September 30, 2023, the Group had no restricted cash.

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

2.	Summary of significant accounting policies (continued)

Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are included in the unaudited condensed consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Group is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority based on the technical merits of the position. Tax positions not deemed to meet a more likely than not threshold would be recorded as a tax expense in the current year.

In accordance with ASC 740, Income Taxes, the Group is required to evaluate whether its tax positions taken or expected to be taken are more likely than not to be sustained upon examination by the taxing authority. As of December 31, 2023 and September 30, 2023, the management of the Group have determined that no provision for income taxes is required for the Group’s Unaudited Condensed consolidated financial statements based on review of the Group’s tax positions for all open years. The Group does not expect that its assessment regarding unrecognized tax benefits will materially change over the next 12 months. However, the Group’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S. federal, U.S. state and foreign tax laws, and changes in the administrative practices and precedents of the relevant taxing authorities.

The Group recognize interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. During the three months ended December 31, 2023 and September 30, 2023, no interest or penalties related to unrecognized tax benefits was recognized. As of December 31, 2023 and September 30, 2023 the Group has no accrued interest or penalties.

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

2.	Summary of significant accounting policies (continued)

Leases

The Group adopted ASU No. 2016-02, Leases (Topic 842), as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Group elected to apply practical expedients permitted under the transition method that allow the Group to use the beginning of the period of adoption as the date of initial application, to not recognize lease assets and lease liabilities for leases with a term of twelve months or less, to not separate non-lease components from lease components, and to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contains a lease. Under the new lease standard, the Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement.

ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As all of the Group’s leases do not provide an implicit rate, the Group uses elects the risk-free interest rate (US Treasury bill) with similar terms as the discount rate for the lease. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The Group’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the right-of-use assets and lease liability when it is reasonably certain that the Group will exercise that option.

Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Concentration risks

Financial instruments, that potentially subject the Group to concentrations of credit risk, consist primarily of cash and cash equivalents. The Group invests its excess cash in low-risk, highly liquid money market funds and certificates of deposit with major financial institutions.

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

2.	Summary of significant accounting policies (continued)

Subscription receivable

As of December 31, 2023 and September 30,2023, subscriptions receivable represented the commitment from an investor to purchase capital stock of the Group. Since the shares have already been issued, and the amount was not yet received by the Group, this item was recorded as subscriptions receivable on the equity section of the Group’s balance sheet as of December 31, 2023 and September 30,2023.

Recently issued accounting standards

In June 2016, the FASB amended ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was further amended in November 2019 by ASU 2019-09, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As the Group is a private company, ASU 2016-13 will be applied for the fiscal year ending September 30, 2024. The Group is currently evaluating the impact of this new guidance on its unaudited condensed consolidated financial statements.

3.	Accrued expenses

	As of December 31, 2023 US$ (Unaudited)	As of September 30, 2023 US$

Accrued accountant expenses	20,500	25,000
Accrued salary expenses	15,000	7,500
Others	1,451	574
Total accrued expenses	36,951	33,074

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

4.	Income taxes

No provision of income tax for the three months ended December 31, 2023 and September 30, 2023.

The Group is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Group’s tax years remain open for examination by all tax authorities since inception, remain open to adjustment by the U.S. and state authorities.

5.	Leases

The Group leases office space under a non-cancelable operating lease agreement, which expires in June 2024 and the future lease payment under operating leases as of December 31, 2023 was as follows:

2023
US$ (Unaudited)

Within 1 year	23,910

Operating lease costs for the three months ended December 31, 2023 and September 30, 2023 were nil, which excluded cost of short-term contracts. Rental expenses related to a short-term lease contract for the three months ended December 31, 2023 and September 30, 2023 were $11,955 and $11,955, respectively.

6.	Equity

As of September 30, 2023 and December 31, 2023, the Company had 21,000,000 shares of all classes of capital stock, each with a par value of $0.0001 per share, authorized and available to issue for purposes of capital financing, consisting of (a)19,000,000 shares of class A common stock, (b) 1,000,000 shares of class B common stock, (c)1,000,000 shares of Preferred stock.

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

6.	Equity (continued)

On June 6, 2023, a shareholder had subscribed 100 shares of the Class B common stock of the Company, at a price of US$0.01 per share, an aggregate of US$1. The amount was received subsequent after the three months ended December 31, 2023, and was recorded as a subscription receivable as of September 30, 2023 and December 31, 2023.

On September 29, 2023, shareholders had subscribed total 999,900 shares of the Class B common stock of the Company, at a price of US$0.01 per share, an aggregate of US$9,999. The amount was received subsequent after the three months ended December 31, 2023, and was recorded as a subscription receivable as of September 30, 2023 and December 31, 2023.

During the three months ended December 31, 2023 and September 30, 2023, no Common Stock and Preferred Stock were converted.

7.	Related party transactions

On July 1, 2023, the Group and BEYEBE AI Technology Inc (“BEYEBE”), a related party under same shareholder, Weihong Du’s control of the Group, signed an agreement and the BEYEBE was going to pay all operating expenses for the Group until the end of the agreement when the Group will reimburse all payments made on behalf of the Group in a lump sum to BEYEBE. On December 31, 2023, the Group signed a loan agreement with BEYEBE for a 3 years credit loan of an aggregate principal amount not exceeding $1,000,000 on an interest rate of 7.5% per annum. As of December 31, 2023, no outstanding balance under this loan agreement.

The related party transactions of the Group are as follows.

	For the three months ended December 31, 2023 US$ (Unaudited)	For the period from Establishment Date (June 1, 2023) to September 30, 2023 US$
Rental expense
- BEYEBE AI Technology Inc.	11,955	11,955

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TRANSIT PRO TECH INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended December 31, 2023

7.	Related party transactions (continued)

The balance with a related party is as follows:

	As of December 31, 2023 US$ (Unaudited)	As of September 30, 2023 US$

Amount due to a related party
- BEYEBE AI Technology Inc.	327,657	116,347

8.	Subsequent events

The Group evaluated subsequent events from December 31, 2023, the date of these Unaudited Condensed consolidated financial statements, through February 29, 2024, which represents the date the Unaudited Condensed consolidated financial statements are issued, for events requiring recording or disclosure in the unaudited condensed consolidated financial statements for the three months ended December 31, 2023. The Group concluded that no other events have occurred that would require recognition or disclosure in the unaudited condensed consolidated financial statements.

F-14